February 21, 2006

Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Re:	Aspen Exploration Corporation File Ref. No. 0-9494

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated February 21, 2006 of Aspen Exploration Corporation, entitled “Changes in Registrant’s Certifying Accountant,” and are in agreement with the third and fourth paragraphs thereof. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/     Gordon, Hughes & Banks, LLP